Exhibit 10.59

FIRST AMENDMENT TO
THE ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN
(Amended and Restated as of January 1, 2013)

ADS Alliance Data Systems, Inc. hereby adopts this Amendment No. 1 to the Alliance Data Systems 401(k) and Retirement Savings Plan, amended and restated as of January 1, 2013 (the “Plan”), effective as of November 1, 2012.

1.	Section 1.46 of the Plan shall be amended to read as follows:

1.46 Rollover Account

The account maintained for a Participant who made a rollover contribution pursuant to Article 10, Article 12, or Article 16, provided, however, that amounts attributable to (i) after-tax contributions, and (ii)  a conversion election pursuant to Article 10, the rollover of a Roth account pursuant to Article 12, or both, and earnings thereon, shall be accounted for separately.

2.	Section 5.1 of the Plan shall be amended to read as follows:

5.1 Separate Accounts

The Benefits Administration Committee shall maintain, or cause to be maintained, a separate account for each Participant which shall consist of his Personal Account, Company Account and Rollover Account, if any. A Participant's Personal Account shall have separate subaccounts for amounts attributable to Tax Deferred Deposits, Roth Elective Deferrals, Taxed Deposits, and Catch-Up Contributions.  A Participant's Company Account shall have separate subaccounts for amounts attributable to Employer Matching Contributions, Retirement Contributions, and Discretionary Profit Sharing Contributions. A Participant's Rollover Account shall have a separate subaccount for amounts attributable to after-tax contributions, if any. A Participant's Company and Personal Accounts shall have, if applicable, separate subaccounts for amounts accumulated under plans merged into the Plan. Each such account and subaccount will be considered a subaccount of the Participant's Account.

3.	Section 16.1 of the Plan shall be amended to read as follows:

16.1 Rollover of Funds from Other Plans

In the event that an individual:  (1) becomes an Employee other than an Employee described in Section 2.3; (2) has been a participant in an employer's plan described in Section 401(a) of the Code, which is exempt from tax under Section 501(a) of the Code; and (3) receives from such trust an eligible rollover distribution, as defined in Section 402(c)(4) of the Code, and, provided that such property consists of money, or, in the case of an Employee who became an Employee as a result of the Company's acquisition of his former employer, such property consists of money or money and a loan or loans from such former employer’s tax-qualified 401(k) plan, then, with the consent of the Benefits Administration Committee, the eligible Employee may rollover any portion of the distribution that does not include after-tax contributions to this Plan on or before the sixtieth (60th) day after the day on which he received such property and, if the distribution includes a loan, on or before ninety (90) days of the date the Participant first became eligible to effect the rollover, subject to the Employee providing such information and documentation as the Benefits Administration Committee requires in order to determine the amount in an eligible rollover distribution under Section 402(c)(4) of the Code.  Such rollover may be made even though such Employee has not satisfied the age and service requirements for Plan participation at such time. Furthermore, the eligible Employee may direct the prior trust to transfer any portion of the distribution directly to the Plan, in which case such rollover distribution may include after-tax contributions.  Upon receipt by the Plan, such amount shall be credited to the Rollover Account established hereunder pursuant to Article 5.  The eligible Employee shall have a one hundred percent (100%) vested and nonforfeitable right to all amounts credited to his Rollover Account as a result of such transfer.

4.	Effective January 1, 2013, Appendix A of the Plan shall be amended by adding the following new language at the end thereof:

Employing Company	Years of Eligibility	Years of Vesting
Barney’s New York (“Barney’s”)	All service recognized for this purpose under the 401(k) plan sponsored by Barney’s, but only if hired by the Company as of June 2, 2013.	All service recognized for this purpose under the 401(k) plan sponsored by Barney’s, but only if hired by the Company as of June 2, 2013.

IN WITNESS WHEREOF, this amendment has been executed on this 21st day of June, 2013, but effective as provided above.

ADS ALLIANCE DATA SYSTEMS, INC.
By: /s/ Calvin Hilton